Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
July 26, 2017
Thank you Theis and good morning everyone.
Trinity’s 2nd quarter financial results came in slightly ahead of our expectations. Generally speaking, when industry order levels reach low points, we begin to see strategic purchases occurring in our businesses. During the 2nd quarter, this occurred in our railcar manufacturing business. I am pleased with the order level our Rail Group received in what remains a highly competitive market.
I continue to be impressed with the way our businesses are adjusting to changes in demand. They are highly flexible and quick to respond when opportunities surface. Our employees are doing a good job confronting the challenges associated with the complexities of today’s business environment.
Uncertainties associated with the U.S. economy and the political landscape continue to impact demand for the majority of our products. A mixture of uncertainty and optimism persists in many of the end markets our businesses serve. Our customers appear optimistic regarding the potential opportunities that could surface if a major infrastructure spending program is approved by Congress.
During the 2nd quarter, our railcar leasing business generated strong earnings from their leasing operations. In addition, they sold approximately $100 million dollars of leased railcars through our railcar investment platform. We expect to grow our owned and managed lease fleet this year, and we are optimistic with respect to selling additional portfolios of leased railcars to investors that participate in our railcar investment platform.
Overall, I am pleased with our Company’s ability to make prompt and orderly transitions when market conditions shift. Our industrial manufacturing, construction aggregates and railcar leasing businesses strive to do their best in every market environment, and constantly work at strengthening their competitive positions. Trinity remains well-positioned to capitalize on opportunities to enhance shareholder value.
I will now turn it over to Bill for his remarks.